UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2018

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34507	11-3664322
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

300 Harmon Meadow Blvd.

Secaucus, New Jersey 07094

(Address of Principal Executive Offices, including Zip Code)

(201) 868-5959

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 8.01. Other Events.

As previously disclosed, on April 20, 2018, Vitamin Shoppe, Inc. (the “Company”) entered into a cooperation agreement with Shah Capital Management, Inc., Shah Capital Opportunity Fund LP and Himanshu H. Shah regarding, among other things, the membership and composition of the Company’s board of directors (the “Board”). On the same date, the Company also entered into a cooperation agreement with Vintage Capital Management, LLC, Kahn Capital Management, LLC and Brian R. Kahn regarding, among other things, the membership and composition of the Board.

Among, other things, pursuant to the cooperation agreements, the Company agreed to commence a tender offer no later than May 31, 2018 for up to $25 million in value of shares of its common stock at a price per share in cash not to exceed $5, subject to the ratification by the directors that the Company agreed to appoint pursuant to the Cooperation Agreements (the “Cooperation Directors”). On May 13, 2018, the commencement of the tender offer was not so ratified. As previously disclosed, the Company may purchase its 2.25% Convertible Senior Notes due December 2020 (the “Convertible Notes”) at a purchase price reflecting a discount to the Convertible Notes’ principal amount. There is no assurance that any repurchase of Convertible Notes will occur. Any such repurchase is subject to market conditions and other factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VITAMIN SHOPPE, INC.

Date: May 15, 2018	By:	/s/ David M. Kastin
Name: David M. Kastin
Title: Senior Vice President, General Counsel and Corporate Secretary